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                                                                Exhibit 99(a)(1)

                          [LETTERHEAD OF GOLMAN SACHS]


PERSONAL AND CONFIDENTIAL
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April 30, 1999



Board of Directors
ABR Information Services, Inc.
34125 U.S. Highway 19 North
Palm Harbor, FL 34684-2116

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ceridian Corporation ("Ceridian") and its subsidiaries) (the "Holders") of the outstanding shares of voting Common Stock, par value $0.01 per share (the "Shares"), of ABR Information Services, Inc. (the "Company") of the $25.50 per Share in cash proposed to be received by the Holders in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of April 30, 1999, among Ceridian, Spring Acquisition Corp., a wholly-owned subsidiary of Ceridian, and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Spring Acquisition Corp. will pay $25.50 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Spring Acquisition Corp. will be merged into the Company (the "Merger") and each outstanding Share (other than Excluded Shares (as defined in the Agreement)) will be converted into the right to receive $25.50 in cash.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Ceridian for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended July 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its


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ABR Information Services, Inc.
April 30, 1999
Page Two


stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the benefits and payroll outsourcing industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $25.50 per Share in cash to be received by the Holders of Shares in the Tender Offer and the Merger is fair from a financial point of view to such Holders.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.